News Release

Woodward, Inc
1000 East Drake Road
Fort Collins, Colorado 80525, USA
Tel: 970-482-5811
Fax: 970-498-3058

FOR IMMEDIATE RELEASE

CONTACT:	Don Guzzardo Director, Investor Relations and Treasury

(970) 498-3580

Woodward Authorizes Stock Repurchase Program

Fort Collins, Colo., July 24, 2013—Woodward, Inc. (Nasdaq:WWD) today announced that its Board of Directors authorized a new stock repurchase program, under which up to $200 million in shares may be purchased in the open market and private transactions. The new program is scheduled to expire in July 2016.

The existing stock repurchase program, which was authorized for the same amount and was scheduled to expire in July 2013, is terminated and replaced by the new program. The company purchased approximately $100 million of stock under the existing program.

“The new stock repurchase program preserves our flexibility to strategically use our cash flow to repurchase Woodward shares and return cash to shareholders,” said Robert F. Weber, Jr., Vice Chairman, Chief Financial Officer and Treasurer.

About Woodward, Inc.
Woodward is an independent designer, manufacturer, and service provider of control solutions for the aerospace and energy markets. Our aerospace systems and components optimize the performance of fixed wing and rotorcraft platforms in the commercial, business and military aircraft, ground vehicles and other equipment. Our energy-related systems and components enhance the performance of industrial gas and steam turbines, reciprocating engines, compressors, wind turbines, electrical grids and other energy-related industrial equipment. The company’s innovative fluid energy, combustion control, electrical energy, and motion control systems help customers offer cleaner, more reliable and more efficient equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com, and connect with us at www.Facebook.com/woodwardinc.

The statements in this release concerning the company’s future sales, earnings, business performance, prospects, and the economy in general reflect current expectations and are forward-looking statements that involve risks and uncertainties, including the Company’s intent to preserve our flexibility to strategically use cash flow to repurchase Woodward shares and return cash to shareholders. Actual results could differ materially from projections or any other forward-looking statement and we have no obligation to update our forward-looking statements. Factors that could affect performance and could cause actual results to differ materially from projections and forward-looking statements are described in Woodward’s Annual Report and Form 10-K for the year ended September 30, 2012 and any subsequently filed Form 10-Q.

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